Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 13, 2024
Contact:	Timothy J. Mulvaney
VP, Treasurer and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC.

REPORTS 2024 EARNINGS

ROANOKE, Va. (November 13, 2024)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated Company earnings of $11,760,896, or $1.16 per share, for the fiscal year ended September 30, 2024, compared to $11,299,282, or $1.14 per share, for the fiscal year ended September 30, 2023.  The increase reflected higher levels of earnings from the Company’s investment in the Mountain Valley Pipeline (“MVP”) due to more AFUDC in fiscal 2024 prior to the pipeline being placed in service in June 2024.  The lower cost of natural gas in 2024 reduced bills to customers and revenues for the Company, despite inflationary costs leading to higher tariffs.  Interest expenses also increased primarily due to higher interest rates.

Roanoke Gas continued investing in utility infrastructure to enhance system reliability and enable growth in customers and earnings.  CEO Paul Nester stated, “Gas flowing through the MVP in 2024 is a major milestone we worked hard to achieve, and one we and the region will long appreciate.  We are pleased to have recently reached a settlement on our pending rate proceeding with the State Corporation Commission staff that provides for an incremental increase in annual revenues of $4.08 million, subject to approval by the Commission.”

Net income for the quarter ended September 30, 2024 was $140,822, or $0.01 per share, compared to $1,014,175, or $0.10 per share, for the quarter ended September 30, 2023. A lower level of earnings from our investment in MVP along with higher interest expense resulted in lower net income compared to the same quarter a year ago.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding the rate making, MVP operation and Southgate construction, along with risks included under Item 1-A in the Company’s fiscal 2023 Form10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023

Operating revenues	$13,104,302	$12,467,528	$84,641,232	$97,439,765
Operating expenses	12,861,881	11,723,420	67,559,472	79,761,285
Operating income	242,421	744,108	17,081,760	17,678,480
Equity in earnings of unconsolidated affiliate	872,048	1,561,409	3,851,871	2,084,990
Other income, net	887,837	443,373	1,028,761	646,528
Interest expense	1,734,906	1,430,213	6,504,885	5,618,805
Income before income taxes	267,400	1,318,677	15,457,507	14,791,193
Income tax expense	126,578	304,502	3,696,611	3,491,911

Net income	$140,822	$1,014,175	$11,760,896	$11,299,282

Net earnings per share of common stock:
Basic	$0.01	$0.10	$1.16	$1.14
Diluted	$0.01	$0.10	$1.16	$1.14

Cash dividends per common share	$0.2000	$0.1975	$0.8000	$0.7900

Weighted average number of common shares outstanding:
Basic	10,223,785	10,009,491	10,152,909	9,922,701
Diluted	10,228,365	10,011,039	10,156,480	9,927,157

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
Assets	2024	2023
Current assets	$25,072,301	$26,795,262
Utility property, net	262,041,454	247,583,551
Other non-current assets	33,777,404	29,350,527

Total Assets	$320,891,159	$303,729,340

Liabilities and Stockholders’ Equity
Current liabilities	$28,698,430	$32,918,787
Long-term debt, net	136,672,908	125,844,728
Deferred credits and other non-current liabilities	47,383,046	44,233,200
Total Liabilities	212,754,384	202,996,715
Stockholders’ Equity	108,136,775	100,732,625

Total Liabilities and Stockholders’ Equity	$320,891,159	$303,729,340